NEWS FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE: February 26, 2003

CONTACT: Dale G. Rettinger - (304) 842-3597 http://www.petd.com

PDC Announces Fourth Quarter and 2002 Results

Production Increases 8% to New Record

BRIDGEPORT, W.Va. . Petroleum Development Corporation (NASDAQ NMS:PETD) today announced fourth quarter net income of $3.0 million or 20 cents per diluted common share, up from $2.3 million or 14 cents per diluted share in the prior year period. For the full year net income was $9.3 million or 58 cents per diluted share, compared to $15.0 million or 90 cents per diluted share in 2001. The full year results reflect an increase in production of 8% to 7.8 billion cubic feet (Bcfe) from 7.3 Bcfe in 2001. The average price for oil and gas produced by the company was $2.92 per thousand cubic feet equivalent (Mcfe) in 2002, compared to $3.57 per Mcfe in 2001.

Adjusted cash flow from operations for the fourth quarter of 2002 was $6.9 million, compared to $8.7 million in the prior year period. For the full year cash flow was $24.4 million, compared to $29.5 million in 2001.

	Three Months Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
Revenues	$37,638,500	$37,116,100	$135,341,900	$177,123,100

Income before income taxes	$4,239,400	$3,198,100	$13,082,200	$21,082,800

Net income	$3,044,900	$2,349,400	$9,284,800	$14,967,800

Basic earnings per share	$.20	$.14	$.59	$.92

Diluted earnings per share	$.20	$.14	$.58	$.90

Weighted average common shares outstanding	15,734,767	16,245,752	15,866,363	16,244,931

Weighted average common and common equivalent shares outstanding	15,943,488	16,578,259	16,143,414	16,639,634

2002 Operations

The Company drilled a total of 70 successful wells with no dry holes during 2002. All of the new wells were in Colorado. Fifty-five of the wells were in the Wattenberg Field in the Denver-Julesberg Basin, and the other 15 wells were in Grand Valley Field in the Piceance Basin. The Company owns on average about 20% of the wells. The remaining interests are largely held by investors in the Company's public drilling partnerships.

PDC had drilling revenue of $57.1 million in 2002, down from $76.3 million in 2001. Drilling revenue includes primarily the turnkey drilling payments made by company-sponsored partnerships for new wells. In 2001 the Company's drilling revenue was higher because of drilling deferred from 2000 due to unavailability of rigs to drill wells in the latter part of that year. At the end of 2002, PDC had a drilling backlog of $37.3 million for wells to be drilled and completed for the partnerships during 2003. The company also plans to form four new partnerships in 2003.

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Oil and gas sales from the Company's interest in wells was $22.9 million in 2002, down from $25.9 million in 2001. An 8% production increase from 2001 to 2002 was more than offset by lower average oil and gas prices. The Company's average price for production was $2.92 per Mcfe in 2002 compared to $3.57 per Mcfe in 2001. The average price for gas sold decreased from $3.53 per thousand cubic feet (Mcf) in 2001 to $2.68 per Mcf in 2002, while the oil price increased from $22.53 per barrel (Bbl) to $24.41 per Bbl for the same periods.

Revenue from the Company's gas marketing operation declined from $66.2 million to $46.4 million, due primarily to lower gas prices. Well operations and pipeline income was up 9.1% as the Company continued to add to well interests it manages for its partnerships and others.

During 2002, PDC invested a total of $18.6 million in oil and gas properties, including $16.4 million in development costs, $1.9 million in undeveloped properties, and $240,000 for acquisitions of producing properties. In addition, the company repurchased 580,985 shares of common stock , reducing the shares outstanding on a fully diluted basis by 3.6% of the then outstanding 16,244,044 shares. In addition, the Company reduced long-term debt by $3 million to $25 million at the end of the 2002.

The Company's proved oil and gas reserves at year-end 2002 were 141 billion cubic feet equivalent (Bcfe), up from the previous year-end total of 131 Bcfe. Rocky Mountain properties accounted for 48% of the total reserves and about 32% of the developed reserves at the end of 2002. The Company's Appalachian and Michigan wells accounted for 32% and 20% of the company's 2002 year-end total reserves respectively.

Operating plans for 2003

At the end of 2002 PDC had $37.3 million of partnership funds available for drilling and completing wells during 2003. Approximately 35 wells will be started during the first quarter of 2003. So far in 2003 the company has drilled 22 wells with no dry holes. The planned first quarter wells are being drilled in Wattenberg field and in the Piceance Basin. PDC plans to retain an average working interest of about 20% in the wells.

The company is currently offering interests in its first 2003 partnership, and plans to offer three additional partnerships in 2003. Like the company's previous partnerships, the current offering is a public offering registered with the Securities and Exchange Commission.

The company continues to seek attractively priced producing properties in its operating areas for acquisition. In addition the company is continuing the recompletion of wells acquired in Wattenberg field in 1999 and 2000, with 15 planned recompletions scheduled for the first half of 2003.

The company utilizes financial hedges to protect against price declines while maintaining the upside potential on much of its natural gas. The company's hedge position was announced in the February 20, 2003 news release which is available on its website at www.petd.com.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) has been named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies and is recognized by Forbes magazine as one of America's best-run, small-cap oil and gas companies. An independent energy company, PDC is primarily engaged in the development, production and marketing of natural gas in the Appalachian Basin, the Rocky Mountains and Michigan.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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PETROLEUM DEVELOPMENT CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

Three and Twelve Months ended December 31, 2002 and 2001

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Revenues:	2002	2001	2002	2001
Oil and gas well drilling operations	$13,314,200	$19,310,300	$57,149,100	$76,291,200
Gas sales from marketing activities	14,249,000	9,075,000	46,365,900	66,207,400
Oil and gas sales	6,845,100	5,515,600	22,857,100	25,887,900
Well operations and pipeline income	1,710,400	1,566,900	6,116,200	5,604,200
Other income	1,519,800	1,648,300	2,853,600	3,132,400
	37,638,500	37,116,100	135,341,900	177,123,100
Costs and expenses:
Cost of oil and gas well drilling operations	12,055,600	16,766,300	49,166,200	65,999,900
Gas marketing activities	14,019,500	9,447,100	46,184,300	65,740,300
Oil and gas production costs	2,640,300	1,962,400	9,074,200	8,582,700
General and administrative expenses	1,318,900	1,042,700	4,391,900	4,145,700
Depreciation, depletion, and amortization	3,020,000	4,383,100	12,103,300	10,578,300
Interest	344,800	316,400	1,339,800	993,400
	33,399,100	33,918,000	122,259,700	156,040,300

Income before income taxes	4,239,400	3,198,100	13,082,200	21,082,800

Income taxes	1,194,500	848,700	3,797,400	6,115,000

Net income	$3,044,900	$2,349,400	$9,284,800	$14,967,800

Basic earnings per common share	$.20	$.14	$.59	$.92

Diluted earnings per common and Common equivalent share	$.20	$.14	$.58	$.90

Net income	$3,044,900	$2,349,400	$9,284,800	$14,967,800
Deferred income tax	867,000	1,990,300	2,986,400	4,002,400
Depreciation, depletion and amortization	3,020,000	4,383,100	12,103,300	10,578,300
Adjusted cash flow from operations	6,931,900	8,722,800	24,374,500	29,548,500
Interest	344,800	316,400	1,339,800	993,400
Current income tax	327,500	(1,141,600)	811,000	2,112,600
EBITDA	$7,604,200	$7,897,600	$26,525,300	$32,654,500

Thousands of cubic feet of gas Equivalents (Mcfe)	1,958,358	1,923,699	7,824,253	7,252,387
Average sales price/ Mcfe	$3.50	$2.87	$2.92	$3.57

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Production

	12 Months Ended December 31, 2002			12 Months Ended December 31, 2001
	Oil (Bbl)	Natural Gas (Mcf)	Natural Gas Equivalents (Mcfe)	Oil (Bbl)	Natural Gas (Mcf)	Natural Gas Equivalents (Mcfe)
Appalachian Basin	5,814	2,095,903	2,130,787	6,861	2,239,980	2,281,146
Michigan Basin	8,443	2,146,101	2,196,759	8,914	2,430,865	2,484,349
Rocky Mountains	212,779	2,220,033	3,496,707	178,816	1,413,996	2,486,892
Total	227,036	6,462,037	7,824,253	194,591	6,084,841	7,252,387

Reserves
	Oil (Mbbl)	Natural Gas (Mmcf)	Natural Gas Equivalents (Mmcfe)%
Proved Developed Reserves
Appalachian Basin	46	45,216	45,492	42.94%
Michigan Basin	48	26,671	26,959	25.45%
Rocky Mountains Region	1,755	22,960	33,490	31.61%
Total Proved Developed Reserves	1,849	94,847	105,941	100.00%

Proved Undeveloped Reserves
Appalachian Basin	0	0	0	0.00%
Michigan Basin	0	1,488	1,488	4.21%
Rocky Mountains Region	224	32,516	33,860	95.79%
Total Proved Undeveloped	224	34,004	35,348	100.00%

Total Proved Reserves

Appalachian Basin	46	45,216	45,492	32.20%
Michigan Basin	48	28,159	28,447	20.13%
Rocky Mountains Region	1,979	55,476	67,350	47.67%
Total Proved Reserves	2,073	128,851	141,289	100.00%